Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Ensemble Health Partners, Inc. of our report dated June 11, 2021, except for the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is July 27, 2021, relating to the consolidated financial statements of Ensemble Health Partners Holdings, LLC (dba Ensemble Health Partners) and its subsidiaries (Successor), which appears in this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

October 19, 2021